Exhibit 99.1
Media Contact:
Christina Chan
Senior Manager, Public Affairs
Biogen Idec
Tel: (781) 464-3260
Investment Community Contact:
Kia Khaleghpour
Associate Director, Investor Relations
Biogen Idec
Tel: (781) 464-2442
FOR IMMEDIATE RELEASE
Biogen Idec Reports First Quarter 2011 Results
50% GAAP and 32% Non-GAAP Diluted EPS Growth Over First Quarter 2010
Weston, MA, April 21, 2011 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing and commercialization of innovative therapies, today announced its first quarter 2011 results.
First Quarter 2011 Highlights:
•	First quarter revenues were $1.2 billion, an increase of 9% versus 2010. The increase was driven primarily by the continued growth of TYSABRI® (natalizumab) revenues, which increased 15% to $251 million, and AVONEX® (interferon beta-1a) revenues, which increased 8% to $642 million. RITUXAN® (rituximab) revenues from our unconsolidated joint business arrangement were $256 million for the quarter, essentially flat versus prior year.

•	Global in-market sales of TYSABRI in the first quarter of 2011 were $349 million, an increase of 20% over the first quarter of 2010. The total was comprised of $170 million in U.S. sales and $179 million in sales to markets outside the U.S.

•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), first quarter 2011 GAAP diluted EPS were $1.20, an increase of 50% over the first quarter of 2010. GAAP net income attributable to Biogen Idec for the quarter was $294 million, an increase of 35% over the first quarter of 2010.
— MORE —

•	Non-GAAP diluted EPS for the first quarter of 2011 were $1.43, an increase of 32% over the first quarter of 2010. Non-GAAP net income attributable to Biogen Idec for the first quarter of 2011 was $349 million, an increase of 18% over the first quarter of 2010. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.
As of March 31, 2011, Biogen Idec had cash, cash equivalents and marketable securities of approximately $2.1 billion.
“We had a very solid first quarter based on the performance of our three blockbuster products,” said George A. Scangos, Ph.D., Chief Executive Officer of Biogen Idec. “We continued our transformation into a lean, aggressive and focused company, and the reinvigoration of Research and Development is well underway. We met several exciting pipeline milestones, including the positive Phase III data read-out from the DEFINE trial for BG-12, our oral MS drug candidate, and the enrollment of the first patient in our Phase III EMPOWER trial for dexpramipexole, a potential treatment for ALS. We continue to unlock TYSABRI’s potential through cutting edge science and are encouraged by the CHMP’s positive opinion to include anti-JC virus antibody status as an additional risk factor for PML in the TYSABRI label. With these successes, we look forward to continue to drive our core business and advance our deep late-stage pipeline.”
Share Repurchases
During the first quarter of 2011, Biogen Idec repurchased 2.8 million shares of stock at a total cost of $195 million.
TYSABRI Patient Growth
Based upon data available to us through the TOUCH® prescribing program and other third-party sources, as of the end of March 2011, we estimate that approximately 58,400 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively approximately 83,300 patients have ever been treated with TYSABRI in the post-marketing setting.
Other Products and Royalties
Revenues from other products in the first quarter of 2011 were $13 million, the same as in the first quarter of 2010.
Table 4 provides individual product revenues.
Royalties were $26 million in the first quarter of 2011, the same as in the first quarter of 2010.
Corporate partner revenues in the first quarter of 2011 were $15 million, compared to $4 million in the first quarter of 2010.
— MORE —

Recent Events
•	On April 19, 2011, Biogen Idec announced that the European Medicines Agency’s Committee for Medicinal Products for Human Use (CHMP) has issued a positive opinion recommending the approval of AVONEX PEN™ for patients with relapsing multiple sclerosis and patients with a single demyelinating event.

•	On April 19, 2011, Biogen Idec and Genentech, a member of the Roche Group, announced that the U.S. Food and Drug Administration (FDA) approved RITUXAN, in combination with corticosteroids, as a new medicine for adults with Wegener’s Granulomatosis and Microscopic Polyangiitis.

•	On April 18, 2011, Biogen Idec and Elan Corporation announced that the CHMP has adopted a positive opinion for inclusion of an additional risk factor, anti-JC virus antibody status, to the product label for TYSABRI in the European Union. The CHMP also recommended a five year renewal of the Marketing Authorization for TYSABRI.

•	On April 11, 2011, Biogen Idec announced positive top-line results from DEFINE, the first of two pivotal Phase III clinical trials designed to evaluate the investigational oral compound BG-12 (dimethyl fumarate) as a monotherapy in people with relapsing-remitting multiple sclerosis. More details about BG-12 will be provided on the company’s earnings conference call.

•	On April 6, 2011, Biogen Idec submitted an investigational new drug application to the FDA to evaluate its anti-beta-amyloid antibody BART (BIIB037) as a potential new treatment for Alzheimer’s disease. Biogen Idec licensed BART from Swiss biotech company Neurimmune in 2007.

•	On March 31, 2011, Biogen Idec and Knopp Biosciences announced the enrollment of the first patient in EMPOWER, a multi-national Phase III study evaluating the efficacy, safety and pharmacokinetics of dexpramipexole in patients with amyotrophic lateral sclerosis.
Conference Call and Webcast
The company’s earnings conference call for the first quarter will be broadcast via the internet at 7 a.m. ET on April 21, 2011, and will be accessible through the Investors section of Biogen Idec’s homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available there subsequently through May 21, 2011.
— MORE —

About Biogen Idec
Biogen Idec uses cutting-edge science to discover, develop, manufacture and market therapies for the treatment of serious diseases with a focus on neurological disorders. Founded in 1978, Biogen Idec is the world’s oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies, and the company generates more than $4 billion in annual revenues. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements, including statements about the anticipated development of programs in our clinical pipeline. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.
These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including our dependence on our three principal products, AVONEX, RITUXAN and TYSABRI, the importance of TYSABRI’s sales growth, product competition, uncertainty of success in commercializing other products, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, adverse market and economic conditions, our dependence on collaborations and other third parties over which we may not always have full control, failure to execute our growth initiatives, failure to comply with government regulation and possible adverse impact of changes in such regulation, charges and other costs relating to our properties, problems with our manufacturing processes and our reliance on third parties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, the risks of doing business internationally, our ability to protect our intellectual property rights and the cost of doing so, product liability claims, fluctuations in our operating results, the market, interest and credit risks associated with our portfolio of marketable securities, our level of indebtedness, environmental risks, aspects of our corporate governance and collaborations, representation of activist shareholders on our board of directors, and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.
These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.
###

TABLE 1
Biogen Idec Inc.
March 31, 2011
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
REVENUES

Product	$907,102	$824,220

Unconsolidated joint business	256,124	254,928

Royalties	25,578	26,023

Corporate partner	14,538	3,689

Total revenues	1,203,342	1,108,860

COSTS AND EXPENSES

Cost of sales, excluding amortization of acquired intangible assets	103,113	97,055

Research and development	293,633	307,030

Selling, general and administrative	244,516	248,664

Collaboration profit sharing	74,794	63,557

Amortization of acquired intangible assets	53,216	48,889

Restructuring charges	16,587	—

Acquired in-process research and development	—	39,976

Fair value adjustment of contingent consideration	1,200	—

Total costs and expenses	787,059	805,171

Income from operations	416,283	303,689

Other income (expense), net	9,951	(8,386)

INCOME BEFORE INCOME TAX EXPENSE	426,234	295,303

Income tax expense	117,468	75,310

NET INCOME	$308,766	$219,993

Net income attributable to noncontrolling interest, net of tax	14,435	2,551

NET INCOME ATTRIBUTABLE TO BIOGEN IDEC INC.	$294,331	$217,442

BASIC EARNINGS PER SHARE	$1.22	$0.80

DILUTED EARNINGS PER SHARE	$1.20	$0.80

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	241,536	269,922

DILUTED EARNINGS PER SHARE	244,551	272,703

TABLE 2
Biogen Idec Inc.
March 31, 2011
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2011	2010
ASSETS

Cash, cash equivalents and marketable securities	$1,228,545	$1,207,744

Accounts receivable, net	687,609	605,329

Inventory	295,260	289,066

Other current assets	416,901	438,281

Total current assets	2,628,315	2,540,420

Marketable securities	885,444	743,101

Property, plant and equipment, net	1,673,502	1,641,634

Intangible assets, net	1,731,844	1,772,826

Goodwill	1,146,314	1,146,314

Investments and other assets	228,105	248,198

TOTAL ASSETS	$8,293,524	$8,092,493

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of notes payable and other financing arrangements	$134,779	$137,153

Other current liabilities	844,067	912,969

Long-term deferred tax liability	218,504	200,950

Notes payable and line of credit	1,065,613	1,066,379

Other long-term liabilities	356,261	325,599

Shareholders’ equity	5,674,300	5,449,443

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,293,524	$8,092,493

TABLE 3
Biogen Idec Inc.
March 31, 2011
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
EARNINGS PER SHARE

GAAP earnings per share — Diluted	$1.20	$0.80
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.23	0.28

Non-GAAP earnings per share — Diluted	$1.43	$1.08

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$294.3	$217.4
Adjustments:
R&D: Restructuring and severance	—	0.6
R&D: Stock option expense	1.2	1.6
R&D: Expenses paid by Cardiokine	—	1.8
SG&A: Restructuring and severance	—	4.3
SG&A: Stock option expense	1.4	10.8
Amortization of acquired intangible assets	53.2	48.9
Restructuring charges	16.6	—
Fair value adjustment of contingent consideration	1.2	—
Acquired in-process research and development related to the contingent consideration payment made associated with the 2007 Syntonix acquisition	—	40.0
Income tax expense: Income tax effect related to reconciling items	(18.6)	(27.2)
Noncontrolling interest: Expenses paid by Cardiokine	—	(1.8)

Non-GAAP net income attributable to Biogen Idec Inc.	$349.3	$296.4

Use of Non-GAAP Financial Measures
Our “non-GAAP net income attributable to Biogen Idec Inc.” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted EPS:
1. Purchase accounting and merger-related adjustments.
We exclude certain purchase accounting impacts, such as those related to the 2003 merger between Biogen, Inc. and Idec Pharmaceuticals, Inc., the acquisitions of Fumapharm AG, Syntonix Pharmaceuticals, and Panima Pharmaceuticals AG and the consolidation of Knopp, Cardiokine and Neurimmune. These include charges for in-process research and development and amortization of the acquired intangible assets. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
2. Stock option expense recorded in accordance with the accounting standard for share-based payments.
We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include the P&L impact of all other share-based awards and cash incentives in our non-GAAP results.
3. Unusual or non-recurring items.
We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.
We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income attributable to Biogen Idec Inc. and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted EPS.

TABLE 4
Biogen Idec Inc.
March 31, 2011
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
PRODUCT REVENUES

Avonex®	$642,478	$592,527

Tysabri®	251,393	218,643

Fumaderm®	12,506	13,050

Other	725	—

Total product revenues	$907,102	$824,220